Exhibit 10.3
[***] DENOTES CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT
AREA LICENSE AGREEMENT
     THIS AREA LICENSE AGREEMENT (this “Agreement”) is made and entered into by and between Southwest Convenience Stores, Inc., a Texas corporation (“Licensee”), and The Southland Corporation, a Texas corporation (“Southland”).
     WHEREAS, Southland has developed a unique system for the identification, fixturization, layout, merchandising, and operation of extended-hour retail stores, identified principally by the trade name and mark “7-Eleven®” (“7-Eleven Stores”), providing groceries, take-out foods and beverages, dairy products, nonfood merchandise, specialty items and various services, and emphasizing convenience to the consumer (“Convenience Stores”), which system (not to be construed to include Southland’s distribution system and electronic data processing programs and procedures relating thereto or Southland operations other than Convenience Stores) has been and is being continually refined and modified by Southland based on experience and/or new marketing developments to meet and serve the changing preferences of the consumer (the “7-Eleven System”); and
     WHEREAS, Southland has achieved extensive public acceptance of, and a favorable reputation and extensive good will throughout the United States and elsewhere for, the Trademarks (as defined in subsection A of Section I) and 7-Eleven Stores operated pursuant to the 7-Eleven System (the “7-Eleven Image”); and
     WHEREAS, Licensee, recognizing the advantages of the 7-Eleven System, is desirous of acquiring from Southland (i) a license to use the 7-Eleven System, Trade Secrets (as defined in paragraph (1) of subsection B of Section VI) and Trademarks in connection with its operation, and/or individual by franchising single stores to its independent sublicensees (“Sublicensees”), of 7-Eleven Stores in the territory (the “Licensed Territory”) described in Exhibit A, attached hereto, and (ii) the various services described herein (the “Services”);
     NOW THEREFORE, in consideration of the terms, representations, warranties, covenants, promises, and conditions contained in this Agreement, Licensee agrees with Southland as follows:
SECTION I. LICENSE.
     A. Southland, for the consideration herein provided and commencing on the Effective Date hereof (as defined below) and continuing until terminated as provided herein, hereby grants Licensee, solely in the Licensed Territory, and pursuant to the terms, representations, warranties, covenants, restrictions and conditions contained in this Agreement the following:
          (1) the License, which shall be an exclusive right and limited license solely in the Licensed Territory to operate, or individually franchise to Sublicensees, Convenience Stores under the 7-Eleven System; and

          (2) except as otherwise provided in subsection C of Section VI, the exclusive right and limited license to use, solely in the Licensed Territory and in conjunction with Licensee’s operations under and to the extent set forth in this Agreement, the 7-Eleven System, Trade Secrets, and the trade name and mark “7-Eleven,” or such variation thereof or such other mark as may be allowed hereby; and
          (3) the nonexclusive right to use solely in the Licensed Territory such other related or ancillary trademarks, trade names, copyrights, emblems, designs, labels, signs, and symbols belonging to Southland and appearing in 7-Eleven Stores, or on products or services arranged by or available from Southland, as Southland may from time to time make available to Licensee ((2) and (3) collectively referred to herein as the “Trademarks”).
     Only those parts of Southland’s business system for the operation of convenience stores is included in this license, and the other systems developed by, or to be developed by Southland and/or its affiliates, are not included in this license, but may be offered under separate license by Southland, in its sole discretion, or if such systems are obtained separately by the Licensee, they must conform to the type, quality, quantity and variety of goods and services provided by 7-Eleven Stores pursuant to the 7-Eleven Image. The parties acknowledge that the accounting system, electronic data processing system and any point-of-sale systems are not part of Southland’s business system licensed hereunder. As to the Trademarks and the systems referred to in this and the preceding paragraph, nothing in this Agreement shall require Licensee to license, take or utilize such Trademarks and systems in the three (3) Truck Stops and seven (7) Merit Stores listed on Exhibit B attached hereto. The convenience stores to be initially included and covered by this Agreement as of the Effective Date consist of 150 stores listed and described on Exhibit C attached hereto.
     The exclusive grant of the right to use the trade name and service mark “7-Eleven” is only in conjunction with Licensee’s operation of convenience stores hereunder and such grant does not preclude Southland from licensing the use of the trade name and mark “7-Eleven” in connection with other nonrelated businesses in the Licensed Territory.
     B. Licensee hereby acknowledges that:
          (1) “7-Eleven” is a valid registered mark owned by Southland;
          (2) Southland is the sole and exclusive owner of the Trademarks, the 7-Eleven Image, and valuable goodwill attached thereto, the Trade Secrets and the 7-Eleven System;
          (3) Southland’s rights in the mark “7-Eleven” and to the 7-Eleven System and Trademarks are not limited to the specific configuration of the mark as presented in present registrations or applications, but rather extend, as to “7-Eleven,” to all combinations of the word or numeral “7” and the word or numeral “Eleven,” in any language, when the combination is used in any way as a trade or product identification or indicia of origin or sponsorship;

          (4) Southland’s rights in the Trademarks are not limited to the aforesaid registrations or applications, as extensive common law rights are vested in Southland as a result of its long continuing, widespread and successful use of the mark “7-Eleven” and other Trademarks in the United States and elsewhere;
          (5) Southland and its franchisees, registered users, licensees and sublicensees have the sole right to use the Trademarks, Trade Secrets, and/or 7-Eleven System;
          (6) Southland has by this Agreement licensed to Licensee the use of the Trademarks, Trade Secrets and the 7-Eleven System;
          (7) any usage of the Trademarks, Trade Secrets and/or 7-Eleven System by Licensee, its Sublicensees or anyone on Licensee’s behalf pursuant to this Agreement (or otherwise, even though such action is a breach of this Agreement), will inure to the benefit of Southland.
          (8) that the Trade Secrets and business system information it is obtaining pursuant to this License Agreement is in addition to any skills it and its personnel currently have and is in addition to customary or usual skills generally possessed in the business and retail community;
          (9) that the obtaining of such Trade Secrets and business system information, in addition to the grant or right to the use of the Trademark, is an inducement for it to enter into this License Agreement; and
          (10) that the 7-Eleven System is a constantly evolving system and that the 7-Eleven Image may change as the system evolves and, therefore, Licensee agrees that it shall make such changes in its operation, including remodeling of stores, as may be reasonably necessary to keep its operation up to date with the current 7-Eleven System, which shall include, but not be limited to the interior/exterior signage, color identification and equipment specifications.
     C. Licensee will not use, and will not permit or cause the use of, at any time, the Trademarks, 7-Eleven System, or Trade Secrets, except in the manner and to the extent specifically licensed to Licensee by this Agreement. Such use hereunder will accurately portray the Trademarks and will not jeopardize the good will attached thereto or to the 7-Eleven System or 7-Eleven Image.

     D. Upon Southland’s request, Licensee shall make and execute an agreement with Southland whereby Licensee is appointed by Southland to be a registered user of the Trademarks, and take whatever steps are required to obtain registration of Licensee as a registered user of the Trademarks pursuant to the registered user agreement. Each such registered user agreement shall contain appropriate provisions relating to the goods in respect of which Licensee is to become registered as the user of the Trademarks concerned, the parts of the Licensed Territory in which Licensee is permitted to use the Trademarks and the terms and conditions upon and subject to which the Trademarks are to be used by Licensee, and shall be in such form as required to give effect to this clause.
     E. Licensee shall, at Southland’s expense, execute and deliver such documents as Southland deems necessary to protect Southland’s ownership of the Trademarks. The use of the Trademarks shall be included under the license for the purpose of this Agreement and may also be covered by a separate agreement to be entered into between Southland and Licensee. During and after the term of this Agreement, Licensee will not assert, contend or in any way claim that Southland is not the owner of all right, title and interest in the 7-Eleven name and mark, or any other Southland name or mark, or that any such name or mark or any registration therefore is not valid or enforceable by Southland.
SECTION II. EFFECTIVE DATE.
     The Effective Date of this Agreement shall be June 2, 1993.
SECTION III. LICENSE FEE AND ROYALTY.
     A. License Fee. As an inducement and in partial consideration of the license herein granted, Licensee has paid Southland, on the execution hereof, the sum of [***] dollars ($[***]), the receipt of which is hereby acknowledged by Southland (the “License Fee”).
     B. License Royalty.
     (1) As an additional inducement for and in further consideration of the License herein granted, Licensee agrees to pay Southland at Dallas, Texas, in lawful money of the United States on or before the tenth (10th) day of each month during the term of this Agreement, without demand, set off, counterclaim or deduction whatsoever, a sum equal to [***] percent ([***]%) times the prior month’s Monthly Gross Sales, as defined herein (the “License Royalty” or “Royalty”) from the first 150 of Licensees then operating Convenience Stores in the Licensed Territory operated or sublicensed by or through Licensee or from which Licensee receives any compensation for the first full twelve (12) calendar months after the Effective Date. The initial list of Convenience Stores covered by this Agreement is listed in Exhibit C. Thereafter, as to the first 150 Convenience Stores under this Agreement, the Royalty shall be [***] percent ([***]%) of monthly Gross Sales. In exchange for the initial one-year (12 months) of reduced Royalty and the providing of the “Loaned Employee” as herein set out, Licensee agrees to pay to Southland the sum of $[***] per month for the first full twelve (12) calendar months.

[***]	Text omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

          (2) If Licensee shall bring within the 7-Eleven System any of the Merit Stores or any of the Truck Stops listed on the Exhibit B attached hereto, then the amount of Royalty shall be [***] percent ([***]%) of the Monthly Gross Sales for such added stores. If Licensee shall bring within the 7-Eleven System additional Convenience Stores, including any Convenience Stores to be operated by a Sublicensee of Licensee, then the amount of Royalty shall be [***] percent ([***]%) of the Monthly Gross Sales for those stores numbered 151 through 200, and the amount of Royalty shall be [***] percent ([***]%) of the Monthly Gross Sales for all such stores numbered 201 and above. Licensee agrees to keep at least 135 stores, plus those Merit Stores and Truck Stops converted and referred to in Section I A (3) (the “Quota”), open and operating, in addition, whenever any of the original 150 stores are closed or sold, other operating stores will take their place for Royalty purposes. All delinquent payments of Royalty shall bear interest beginning on the first day of the month following the month during which the payment was due at a rate which is [***] percent ([***]%) per annum in excess of the prime rate charged by First National Bank of West Texas (or any successor, the “Bank”) as of the first working day of the calendar year during which interest begins to accrue on such delinquent Royalty payment.
     C. Loaned Employee. In exchange for the $[***] per month payment by Licensee to Southland for the first twelve (12) months after the Effective Date, Southland shall furnish an employee of Southland’s (the “Loaned Employee”) to Licensee for that same twelve (12) month period. The Loaned Employee shall be available in the Licensed Territory on a full-time basis to consult with and advise Licensee’s employees. The Loaned Employee shall be and remain a full-time employee of Southland’s and will only advise Licensee regarding the operation. Licensee will individually determine whether to utilize the Loaned Employee’s advice and, if so, how to implement the advice, and all decisions and liability therefor shall be Licensee’s. The Loaned Employee shall be equivalent to or above the level of a Southland Market Manager.
     D. Determination of Gross Sales. “Monthly Gross Sales” as used in this Agreement means all sales emanating from Convenience Stores covered by this Agreement or any stores, supermarkets, or other retail stores owned, operated, or affiliated with or sublicensed by Licensee, including, but not limited to, sales of promotional merchandise, credit card sales and all fees, service, rental, consignment, commission, or concession income. For purposes of this Agreement, Monthly Gross Sales shall not include:
          (1) refunds made to customers;
          (2) sales, excise, and gross receipts taxes;
          (3) the face amount of money orders, services or products sold where the fee, service, rental, consignment, commission or concession income received in connection with the sale thereof, including but not limited to, commissions received on lottery sales, amusement games and video rentals, is included in Monthly Gloss Sales;
          (4) sales of motor fuel, including, but not limited to, the sale of consigned motor fuel;

[***]	Text omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

          (5) cigarettes display rebates and other retailer rebates from vendors; and
          (6) sales from the Merit Stores and Truck Stops covered by Section I A(2) shall not be covered by this Section, unless and until they are converted to 7-Eleven Stores or after twelve (12) months from the Effective Date.
SECTION IV. CONSIDERATION.
     Although Southland has certain continuing obligations only to the extent set forth herein, when it imparts to Licensee its printed manuals and forms and extensive technical and other assistance and initial advice of its personnel as provided herein, the principal consideration to be given by Southland hereunder will have been executed. Southland may, however, continue to update information and provide technical and other assistance as provided herein. The principal consideration to be given by Licensee is the continuing License Royalty provided herein.
SECTION V. SOUTHLAND’S SERVICES TO LICENSEE.
     A. Southland will provide the training as specified in Exhibit D, attached hereto, for certain of Licensee’s personnel and will provide such additional training as Southland, in its sole discretion, determines is appropriate.
     B. Southland will provide the technical and other assistance of Southland’s personnel to Licensee in the Licensed Territory as specified in Exhibit D and will provide such additional technical assistance as Southland, in its sole discretion, determines is appropriate.
     C. Southland will deliver to Licensee those printed manuals and forms relating to Southland’s Convenience Store operation in the United States, as specified in Exhibit E, attached hereto.
     D. Southland will, at the request of Licensee, make available to Licensee in the Licensed Territory, upon payment by Licensee of such amount as may be determined by Southland, promotional and point-of-sale materials, advertising campaigns and visual training aids developed by Southland for use under the 7-Eleven System in the United States and additional copies of printed manuals and forms provided to Licensee by Southland hereunder, all of which are also Trade Secrets. Additional copies of such printed manuals and forms may be reproduced by Licensee, without additional payment to Southland, for use by Licensee only, pursuant to and in accordance with this Agreement. All such materials modified to delete references to Southland (where appropriate) must clearly designate the Licensee as owner and operator or franchisor) of the business.
     E. Southland may, at its option and at the request of Licensee, in addition to the technical assistance previously provided and any assistance to be provided by Southland’s personnel, make Southland’s personnel available to provide continuing technical and other assistance to Licensee either in the Licensed Territory or at Southland’s facilities, for the payment by Licensee to Southland of the charges and expenses of such personnel, if any, as Southland shall specify at the time of such request.

     F. Southland, at its expense, shall have the right (but not the duty) to undertake the defense or prosecution, as the case may be, of any and all claims or causes of action arising from Licensee’s use, under and pursuant to this Agreement, of the Trademarks, Trade Secrets or the 7-Eleven System. Southland presently has a large number of Convenience Stores which are franchised under the 7-Eleven System and has several other area licensees in the United States, Japan, Australia, Hong Kong and other countries, which operations it plans to expand into various areas during the term of this Agreement. Because Licensee’s agreement with its Sublicensees, if any, may be substantially identical to the agreements between Southland, or its other area licensees, and their respective franchisees or sublicensees, any attack on or question concerning the validity or enforceability of Licensee’s agreement with its Sublicensees may have implications affecting Southland, its other area licensees, and their respective franchisees or sublicensees. Therefore, Southland, at its option, shall have the right (but not the duty) to advise, assist or undertake the defense or prosecution, as the case may be, of any hearings or conferences before any governmental agencies or litigation directly or indirectly concerning the Trademarks, Trade Secrets or 7-Eleven System, and Licensee shall promptly notify Southland of any such matters in writing.
     G. Southland is extending to Licensee its permission or license lawfully to use the Trademarks solely under the conditions and limitations set forth herein, and only to the extent that Southland could make use thereof were it not for the License being granted herein. The parties recognize that others may have acquired or attempted to acquire rights in or to colorable variations or copies of the Trademarks. Licensee shall promptly notify Southland if the use of any Trademarks in the Licensed Territory pursuant to this Agreement would violate the rights of any other person. With the exception of small, few, minor or isolated claims, Southland will indemnify, defend and hold Licensee harmless from and against any and all claims, causes of action, fines, penalties, damages, suits and judgments, relating to the use of an infringing mark which may be suffered or incurred as a result of such infringement or allegation thereof by any third party. As to adverse decisions in such small, few, minor or isolated Trademark claims, thereafter, Southland may require the Licensee to adopt a trade name, service mark or trademark other than “7-Eleven” or any other of the Trademarks, and Licensee specifically acknowledges that such event shall not constitute a failure or partial failure of consideration.
     H. On or before the fifteenth (15th) day of each month Southland shall send Licensee an invoice covering Southland’s charges for its services to Licensee. The amount stated on such invoice shall be payable within ten (10) days of the date thereof, and if delinquent, shall bear interest beginning on the first day of the month following the month during which payment was due at a rate which is [***] percent ([***]%) per annum in excess of the prime rate charged by the Bank as of the first working day of the calendar year during which interest begins to accrue on such delinquent payment.

[***]	Text omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

     I. Except as otherwise herein authorized, Southland shall not, during the term of this Agreement, operate any Convenience Stores in the Licensed Territory.
     J. Southland represents, warrants and covenants to Licensee, with the intention that Licensee rely thereon in entering into this Agreement, that:
          (1) “7-Eleven®” is a valid registered U.S. service mark owned by Southland.
          (2) Southland, to its knowledge and with the exception of minor claims in the continental United States (including the non-affiliated usage in the Indianapolis, Indiana area), which may be either known or unknown, owns the Trademarks, Trade Secrets and 7-Eleven System, and its franchisees, registered users, licensees and sublicensees have the rights to use the Trademarks, Trade Secrets and/or 7-Eleven System.
          (3) The execution, delivery, consummation or performance of this Agreement does not conflict with, or constitute a material breach of any contract, agreement, mortgage, bylaw provision, lease or restriction of any nature to which Southland is a party. So long as this Agreement is in effect, Southland will not undertake any obligations (i) the performance of which would constitute a material breach hereunder, or (ii) in the event Southland’s performance hereunder would constitute a material breach of such obligations.
          (4) Southland has all necessary corporate power and authority to execute, deliver, consummate and perform this Agreement, and it shall be a binding agreement upon Southland and its successors and assigns when executed.
          (5) All representations and warranties of Southland’s contained in this Agreement shall be complete, correct and accurate on the Effective Date and, except where limited by their terms to conditions existing on the Effective Date, shall remain in effect thereafter so long as this Agreement is in effect.
          (6) Southland will offer and make available to Licensee all programs, Trademarks, training (including training for new programs) and assistance that it makes generally available to all of its domestic licensees and area licensees upon comparable terms and conditions (including territorial exclusivity where appropriate) and at a cost, where applicable, comparable to that which the other licensees and area licensees pay, and based upon the same cost formula.
          (7) Southland is a corporation duly organized, in good standing and qualified to do business under the laws of Texas and New Mexico.
     K. In the event that Licensee, pursuant to the terms of subsection I of Section VI of this Agreement, undertakes the defense of prosecution of any litigation, Southland shall execute any and all documents and do such acts and things as may be reasonably necessary to carry out the defense or prosecution, either in the name of Licensee or in the name of Southland, as Licensee shall elect.

     L. Southland represents and warrants that the 7-Eleven System as granted hereunder is the complete 7-Eleven System for area licensees and that no necessary portions of that system are omitted from the License hereunder.
SECTION VI. LICENSEE’S REPRESENTATIONS, DUTIES AND OBLIGATIONS.
     A. Licensee represents and warrants to Southland, with the intention that Southland rely thereon in entering into this Agreement, that:
          (1) Licensee is a corporation duly organized, under the laws of the state of Texas in good standing, and qualified to do business under the laws of Texas and New Mexico. All of the authorized shares of Licensee are beneficially owned by the shareholders listed on Exhibit D attached hereto and made a part hereof, and no other persons or entities own any interests in Licensee.
          (2) (a) All outstanding shares of capital stock of Licensee are duly authorized and those shares set out on Exhibit D are issued, fully paid and nonassessable. No shares of stock of Licensee will be sold or transferred without Southland’s prior written consent. All of the capital stock of Licensee has been and shall continue to be legended to preclude the transfer or sale of such stock without Southland’s prior written consent.
               (b) Southland shall not withhold the written consent described in the preceding paragraph (a) if Licensee shall furnish to Southland a written statement of the number of shares being transferred, the name and address of the transferee along with a statement that after such transfer the effective control of Licensee will not have changed.
               (c) Each of the persons and/or entities listed on the Exhibit F attached hereto shall be authorized by Southland under the preceding paragraph (a) to purchase, sell or transfer shares of Licensee’s stock to or from any of the other persons or entities listed on Exhibit F and no further written consent from Southland shall be required.
               (d) Southland shall not withhold the written consent described in the preceding paragraph (a) if Licensee shall furnish to Southland a written statement of the structure and basic terms of the merger or acquisition, the name and address of the persons and/or entities involved in the merger or acquisition, the number of shares to be held by each shareholder after the merger or acquisition along with a statement that after such merger or acquisition the effective control of Licensee will not have changed.

               (e) Southland shall not withhold the written consent described in the preceding paragraph (a) if Licensee shall furnish to Southland a written statement of the structure and basic terms of the public offering (or other method of acquiring publicly traded stock status) the name and address of the persons and/or entities involved in the public offering (or other method of acquiring status), number of shares to be retained by those persons or entities listed on the Exhibit F attached hereto, along with a statement that after such public offering (or other method), the effective control of Licensee will not have changed, provided that Licensee shall pay all of Southland’s reasonable costs in reviewing and responding to the proposed transfer, provided that in no event shall the amount to be paid exceed $[***].
               (f) The first right of refusal as set out at Section XIII shall not apply to any of the provisions contained in this VIA(2).
               (g) Notwithstanding anything to the contrary herein Section VI A 2(a) - (f), and with the exception of a public offering contemplated by Section VI A(3)(e) and where the Licensee does not control the disposition, Southland may refuse to approve any of the above transfers, if the intended transferee is a competitor of Southland’s, a person of ill repute or convicted felon.
          (3) The authorized shares of Licensee, together with the record and beneficial ownership of those shares outstanding, are set forth on Exhibit G. Without Southland’s prior written consent: (i) no shares of Licensee will be opened for subscription and Licensee will not issue any further or additional shares, or (ii) provisions of Licensee’s Articles of Incorporation and Bylaws relating to the authorization and/or issuance of shares of Licensee shall not be amended. No mortgage, charge, lien or other security interest in respect of any of such shares or capital shall be created in favor of any person(s) or entity without Southland’s prior written consent.
          (4) The execution, delivery, consummation or performance of this Agreement does not conflict with, or constitute a material breach of, any contract, agreement, mortgage, by law provision, lease or restriction of any nature to which Licensee is a party. So long as this Agreement is in effect, Licensee will not undertake any obligations (i) the performance of which would constitute a material breach hereunder, or (ii) in the event Licensee’s performance hereunder would constitute a material breach of such obligations.
          (5) Licensee has all necessary corporate power and authority to execute, deliver, consummate, and perform this Agreement, and it shall be a binding agreement upon Licensee and its successors and assigns when executed.
          (6) Licensee agrees that it will make every reasonable effort at all times during the term of this Agreement to provide sufficient working capital for Licensee to faithfully fulfill its obligations under this Agreement.

[***]	Text omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

          (7) Licensee has no material liabilities, adverse claims, commitments or obligations of any nature as of the Effective Date, whether accrued, unliquidated, absolute, contingent or otherwise which are not reflected as liabilities on the balance sheets of Licensee as contained in the financial statements or otherwise disclosed therein.
          (8) Licensee will obtain all governmental approvals necessary to the execution of this Agreement and the payments to be made by the Licensee to Southland hereunder, and shall furnish true and complete copies of such approvals upon request to Southland.
          (9) Licensee, so long as this Agreement is in effect, shall devote its best efforts to the conduct of the business hereunder, and Licensee will not, either directly or indirectly:
               (i) engage in the Convenience Store business during the term of this Agreement in any territory other than by Licensee in the Licensed Territory pursuant to this Agreement.
               (ii) use the 7-Eleven System, the Trade Secrets, or the Trademarks for the operation of Convenience Stores or otherwise in any territory other than the Licensed Territory and pursuant to this Agreement; and
               (iii) except in the case of termination of this Agreement by Licensee for a material breach by Southland, engage in the Convenience Store business for a period of three (3) years after the termination of this Agreement for any reason whatsoever, in any state of the United States or any country where Southland operates, franchises or licenses convenience stores; provided, however, the foregoing noncompete restriction shall not apply with respect to the Licensed Territory.
               (iv) The provisions of this paragraph (9) notwithstanding, Southland acknowledges that Southwest Energy Distributors, Inc. (“SW Energy”), a related company to Licensee, owns and/or leases seven (7) convenience stores and two (2) Truck Stops within the Licensed Territory and one (1) Truck Stop out of the Licensed Territory, all of which are more particularly described in the Exhibit B attached hereto. Southland and Licensee agree as follows: that neither SW Energy, Licensee nor the principals thereof or related companies thereto shall be prohibited form owning, leasing or operating said convenience stores or Truck Stops; that within twelve (12) months from the Closing Date, all of the seven (7) convenience stores shall be: (i) converted to the 7-Eleven System and brought within the coverage of this Agreement; (ii) closed or shall cease to be convenience stores; or (iii) leased/sold to unrelated third party(ies). Southland and Licensee further agree that the Truck Stops are not presently subject to this Agreement, but that Licensee shall have the option during the term of this Agreement to convert any one or all of the three (3) Truck Stops to the 7-Eleven System, provided that such Truck Stop is within a territory licensed to Licensee and that such Truck Stop meets the 7-Eleven standards contained within this Agreement, and complies with the royalty requirements and the other provisions of this Agreement.

               Licensee agrees that the restrictions contained in this subsection (9) are valid and reasonable. If a court having jurisdiction should hold that these covenants not to compete are not enforceable, in whole or in part, they shall be limited to such areas and periods as the court holds are enforceable, and such action shall not be deemed to affect or impair the validity of any other covenants or provisions of this Agreement. These restrictions shall not be deemed to be restrictions on the operations of Licensee’s Sublicensees under this Agreement.
          (10) As of the Effective Date, there are no actions, suits, proceedings, or investigations pending, or to the knowledge of any of the officers or directors of Licensee (after due inquiry) threatened in any court or before any governmental agency or instrumentality, or to the knowledge of the officers and directors of Licensee (after due inquiry), any basis for any claim, action, suit, proceeding or investigation, which affects or could affect, directly or indirectly, any of the assets, properties, rights or business of Licensee, or the right of the Licensee to operate and use its assets, properties or rights and carry on its business.
          (11) All representations and warranties of Licensee contained in this Agreement shall be complete, correct and accurate on the Effective Date shall remain in effect thereafter so long as this Agreement is in effect and shall survive any termination of this Agreement.
     B. Licensee will not use any of the Trademarks as a part of its corporate or business name without Southland’s prior written consent and further agrees that:
          (1) As a result of this Agreement, Licensee will be (or has been) provided by Southland in confidence with and become familiar with, printed manuals and forms and other materials which are restricted information and proprietary property, belonging to and exclusively for the benefit of Southland and constitute valuable “trade secrets” of Southland (the “Trade Secrets”) which are fully protected by Southland’s copyrights.
          (2) Licensee will use and limit and permit the use of the Trade Secrets solely in connection with its business under this Agreement and for the benefit of Southland and that Licensee will not permit, directly or indirectly, at any time, Licensee to disclose or turn over any document or other item concerning any of the Trade Secrets, the Trademarks and the 7-Eleven System or any copies or excerpts thereof, to any person, except authorized employees of Licensee, its Sublicensees, or as specifically directed by Southland, or imitate or aid anyone else to imitate same, either for Licensee’s benefit or for the benefit of any other person, firm or corporation, as principal, agent, employee, or in any other capacity. All materials used shall correctly reflect the parties ownership and control of the business.
          (3) No title to the Trademarks or any of the Trade Secrets will pass hereunder to or thereafter through or from Licensee, and only the rights granted in or pursuant to this Agreement are provided to Licensee.

     C. Licensee shall open or cause to be opened and maintained in the Licensed Territory the number of stores listed in Exhibit H and will utilize its best efforts in good faith to develop the Licensed Territory by expanding and opening additional stores. As a material part of the consideration for the grant of this License, Licensee has represented that it can comply with these requirements. Should Licensee fail to fulfill the Quota for any reason, Southland shall have the right to the payments set out in Section X A and the provisions of Section X E. Southland’s remedy provided herein shall be in addition to whatever other remedies it has at law or in equity.
     Within the first five (5) years after the Effective Date, Southland and Licensee shall perform and complete a Market Development Plan for the Licensed Territory, using Southland’s forms and program and based upon that study. Southland and Licensee shall, during the ninety (90) days following the completion of the study, meet and discuss the Quota and develop new Quota for the next seven (7) years, based upon the study, and shall amend this Agreement consistent with these Quotas. In the event the new Quota cannot be agreed to within the ninety (90) day period, either party may refer the matter to mediation and/or arbitration. Thereafter, this process shall repeat itself so long as the Agreement is in effect.
     D. Licensee, in conformity with the terns of this Agreement, the 7-Eleven System as from time to time constituted (whether or not any changes therein are within the present contemplation of the parties), and the printed manuals, forms and materials furnished Licensee hereunder, as revised or amended from time to time, and in a good and prudent business manner, will select and purchase or negotiate and enter leases and subleases for store locations, procure equipment and merchandise, hire and train employees, select and train Sublicensees, enter into agreements with its Sublicensees and do all other things necessary to facilitate the acquiring, opening and operating or sublicensing of Convenience Stores in the Licensed Territory and the conduct of a Convenience Store business under and pursuant to this Agreement. Licensee shall not purchase any goods or services for use in or resale from the Stores from Licensee’s parent, subsidiary or affiliates at prices in excess of the fair market value of such goods or services.
     E. To sustain the good will and prestige the Trademarks enjoy with the public, to promote the Trademarks, for the protection of the Trademarks, to preserve the high quality and standards of merchandise distributed through, and services emanating from, Convenience Stores operated under the 7-Eleven System and to sustain tine uniformity of appearance and efficiency of operation of Convenience Stores operated under the 7-Eleven System, Licenses agrees that:
          (1) (a) Each new freestanding Convenience Store operated or to be operated under this Agreement will be constructed generally in accordance with plans and specifications approved by Southland under this Agreement and shall be consistent with the then current 7-Eleven Image. Remodeling of existing Convenience Stores, or of stores to become Convenience Stores hereunder, shall be consistent with the then current 7-Eleven Image. Licensee, at its sole expense, shall retain a local architect or engineer to modify the standard plans and specifications to be provided by Southland to comply with applicable local codes. Any changes by Licensee to or modification of recommended plans and specifications shall be submitted to Southland for its prior written approval.
               (b) Licensee acknowledges that in order to have the opportunity to keep its stores at an acceptable image level, all of its stores will need to be remodeled with a full remodel, on average every seven (7) years, and provided that such remodel requirement will be commercially reasonable under the circumstances.
          (2) Each Convenience Store under this Agreement will be identified, decorated, furnished, fixturized and equipped in accordance with uniform standards established by Southland and all such equipment shall meet Southland’s specifications.
          (3) All merchandise and services used or distributed by Licensee and its sublicensees under this Agreement will be of substantially equivalent type, quantity, quality and variety as those used or distributed by Southland and consistent with the then current 7-Eleven Image.
          (4) No merchandise to be sold in any Convenience Store under this Agreement will have any of the Trademarks imprinted thereon, attached thereto or associated therewith without Southland’s prior written consent, and any such usage with Southland’s consent will inure to the benefit of Southland. Southland must license any and all distributors of trademarked products.
     F. Licensee, at its sole cost and expense, will be responsible for and will undertake reasonable advertising in the Licensed Territory. To assure the integrity of and protect Southland’s rights in the Trademarks, the first usage thereof, and any change thereafter, on signs, displays or in advertising of any sort will be presented to Southland for written approval prior to any public use, publication or display. Such usage of the Trademarks by Licensee thereafter shall be consistent with the previously approved usage. Licensee agrees to utilize “at participating stores” or comparable language in its advertisements. Notwithstanding anything herein to the contrary, nothing herein shall preclude Southland from placing, or imply an obligation on Southland to place, such institutional or other advertising in the Licensed Territory as it deems appropriate. Licensee acknowledges that “spill over” advertisements from Southland and/or other Licensees may from time to time be present in the Licensed Territory and agrees that such advertisements shall not be in any way in violation of this Agreement.
     G. The forms and substantive provisions of agreements entered into between Licensee and its Sublicensees shall, at Southland’s option, be submitted for review by Southland. Licensee agrees that it shall act to preserve the integrity of the 7-Eleven System and Image and to protect the Trademarks. On the execution of each such agreement, Licensee will forthwith furnish Southland a copy.
     H. Licensee will operate and cause its individual store Sublicensees (“Franchisees”) to operate Convenience Stores under this Agreement in compliance with all applicable ordinances, laws, regulations and other requirements of any governmental authority, including agencies thereof, and will obtain and pay for, or cause its Franchisees to obtain and pay for, all necessary licenses, permits or consents of whatsoever kind or character, and Licensee will pay or cause to be paid prior to delinquency all taxes, fines, fees or assessments arising out of or in connection with the operation of its business hereunder. Licensee recognizes that there are franchise registration and disclosure laws and regulations, and Licensee specifically agrees (without limiting the general application of this subsection) to comply with such laws and regulations. Anything herein to the contrary notwithstanding, Licensee may contest the applicability of any such law or ordinance.
     I. Licensee hereby indemnifies and agrees to defend and hold Southland harmless from any and all claims, causes of action, fines, penalties, liabilities (including statutory and other liability under worker’s compensation and other employer’s liability laws), damages, suits or judgments, including costs of investigation, court costs and reasonable attorney’s fees, arising directly or indirectly from, as a result of, or in connection with Licensee’s business pursuant to this Agreement or in connection with claims for damages as the result of injury or death of any person or damage to property sustained by Licensee and all other persons which either arise from or in any manner, directly or indirectly, grow out of any statutory basis of liability or from an act, error, omission or neglect by Licensee, Licensee’s partners, agents, employees, licensees, sublicensees, customers, invitees, contractors and subcontractors, and Southland shall have no obligation or liability in connection therewith or arising therefrom and without any substantial contributing action or inaction on the part of Southland. Southland shall have the right to select the attorney to defend Southland in those actions in which Southland is named.
     Licensee will, within thirty (30) days of notice of the same, notify Southland in writing any general liability claims, demands or suits where Southland is alleged to be at fault.
     Licensee agrees to obtain insurance coverage, reasonably sufficient for the nature of Licensee’s operation to protect and hold Southland harmless from any and all claims of personal injury, bodily injury, death or property damage arising out of Licensee’s operations, including personal injury coverage; product liability coverage, advertising liability coverage, liquor liability coverage, and contractual liability coverage in amounts sufficient to fully protect Southland as above stated. Southland shall be specifically named as an additional insured in all such insurance policies reflecting such coverage and shall provide for notices of any changes to be forwarded to Southland. At all times during the existence of this Agreement, Licensee shall have such coverage in place. Licensee shall deliver to Southland a certified copy of any renewal policy or policies thereof to Southland within ten (10) days of issuance. All such policies shall provide for thirty (30) days minimum written notice of cancellation to Southland and Licensee. The amount of insurance coverage required to be carried hereunder may be revised by Southland, and Licensee shall obtain such insurance, provided such revision is commercially reasonable to Licensee under its then current circumstances. Licensee, with Southland’s approval, shall have the option of setting up one or more plans of self-insurance and not have to carry certain lines of insurance such as the statutory Workmen’s Compensation Insurance, and Southland will not unreasonably withhold its approval.
     J. By November 1 of each calendar year during the term hereof, Licensee will submit to Southland, in a form acceptable to Southland, a projected operating budget for the following fiscal year of Licensee for Licensee’s total operations, including projected sales of merchandise, for each Convenience Store under this Agreement.
          (1) The projected sales figures shall include, at a minimum, the following information:

               (a) projected total merchandise sales for the following calendar year from all Convenience Stores which are open on January 1 of the following calendar year and for all new Convenience Stores to be opened during the following calendar years; and
               (b) projected total commissions and income for the following calendar year from all Convenience Stores which are open on January 1 of the following calendar year and for all new Convenience Stores to be opened during the following calendar year.
          (2) Upon Southland’s request, Licensee will also submit to Southland, in a form acceptable to Southland:
               (a) a copy of a monthly operating report for each Convenience Store under this Agreement by the end of the following month;
               (b) a copy of a monthly operating report, including, without limitation, a profit and loss statement, (including) the balance sheet and statement of sources and uses of funds for Licensee’s business pursuant to this Agreement by the end of the following month and a copy of the audited annual financial statements, if available, or unaudited if audited annual financial statements are not available, and the report of its independent public accountants thereon within 120 days after the close of its fiscal year; and
               (c) a copy of each financial statement for each sublicensed Convenience Store and a copy of an equivalent report for each Convenience Store operated by Licensee under this Agreement promptly after their preparation.
     K. Licensee will make and maintain full, accurate and adequate records in a permanent form and pursuant to generally accepted accounting principles consistently applied, pertaining to its business pursuant to this Agreement, which records shall be, at a minimum, those required by and shall be maintained for the period prescribed by applicable tax regulations. All such records shall be or shall be made available to Southland at all reasonable times for such inspection and audit as it deems necessary. Licensee hereby grants Southland and its agents, designees and employees access at all times during normal business hours to all such records, including invoices and any other documents of any nature relating to financial statements of Licensee and its Sublicensees required to be furnished to Southland pursuant to this Agreement and the right to inspect, test, copy, sample and audit such records at Southland’s expense and to observe the operations of Licensee and its Sublicensees at the office of Licensee and at the location of any Convenience Store under this Agreement. In the event an audit by Southland discovers a failure to properly report and pay Royalty, Licensee shall pay all of Southland’s costs to audit and all applicable late charges and interest.

     L. Licensee will, no later than fifteen (15) days after receiving notice of the same, notify Southland in writing of any claim, demand or suit based upon or arising from the use of, or of any attempt by any other person, firm or corporation to use, any of the Trademarks, 7-Eleven System and/or Trade Secrets. Licensee also will promptly notify Southland in writing of any litigation relating to this Agreement or Licensee’s operations hereunder instituted by Licensee, any of Licensee’s Sublicensees or by any person, firm, corporation or governmental agency against Licensee or any of Licensee’s Sublicensees.
     In the event Southland, pursuant to the terms of subsection F of Section V of this Agreement, undertakes the defense or prosecution of any litigation, Licensee shall execute any and all documents and do such acts and things as may, in the opinion of counsel for Southland, be necessary to carry out such defense or prosecution, either in the name of Southland or in the name of Licensee, as Southland shall elect.
     M. Licensee shall use its best efforts to assist Southland in obtaining any rulings or approvals from any government or any agency thereof which Southland believes are necessary to effectuate the intent of this Agreement.
SECTION VII. ASSIGNMENT.
     A. This Agreement will not be assigned by Licensee in whole or in part, directly or indirectly, and any such assignment or attempted assignment without the prior written consent of Southland shall be a material breach of this Agreement. The direct or indirect sale or assumption of a controlling interest in Licensee or Licensee’s assets shall be deemed to be an assignment. The foregoing shall not limit or restrict the rights of Licensee under paragraph VIA(2) hereof.
     B. If Southland consents to the assignment of this Agreement, the Termination Fee (hereinafter defined) shall not apply, and the Licensee shall pay all costs and expenses associated with the reviewing of the requested assignment.
SECTION VIII. RIGHT TO TERMINATE.
     A. If Licensee materially misrepresents or materially breaches any representations or warranties made herein or materially defaults in the performance of any term, covenant or condition provided in this Agreement, specifically including, but not limited to, Licensee’s failure to make any payment when and as due of the License Royalty or any other amount due from Licensee hereunder, and such misrepresentation or material breach or default continues for a period of thirty (30) days following notice thereof to Licensee by Southland, this Agreement shall terminate without further notice or action by Southland. Southland shall also have the right to terminate this Agreement upon the occurrence of any one of the following:
          (1) the commencement by Licensee of any voluntary proceeding in bankruptcy, receivership, for corporate reorganization or for any similar relief;

          (2) the commencement against Licensee of any involuntary proceeding in bankruptcy or its equivalent, not dismissed within 90 days;
          (3) Licensee makes an assignment for the benefit of creditors or a failure or delay that continues for more than 120 days, as provided in Paragraph XVII. I.
     In any such event, Southland, at its option, may deliver to Licensee a notice of termination, and this Agreement will immediately wholly terminate except for the obligations of Licensee upon termination as provided in paragraph (9) of subsection A of Section VI, subsection I of Section VI and in Section IX nothing in this section limits the rights provided in Section X E.
     B. Licensee will have the right to terminate this Agreement in the event that Southland materially misrepresents or materially breaches any representations or warranties made herein or materially defaults in the performance of any term, covenant or condition provided in this Agreement, and such default continues for a period of thirty (30) days following notice thereof to Southland. In any such event, Licensee at its option, may deliver to Southland a notice of termination, and this Agreement will wholly terminate except for the obligations of Licensee upon termination as provided in Sections VI, IX and X. Licensee shall also have the right to terminate this Agreement upon the occurrence of any one of the following:
          (1) the commencement by Southland of any voluntary proceeding in bankruptcy receivership, for corporate reorganization or for any similar relief; or
          (2) the commencement against Southland of any involuntary proceeding bankruptcy or its equivalent, not dismissed within ninety (90) days.
     C. Notwithstanding anything herein, Licensee shall have the right to terminate this Agreement at any time and without cause, provided it meets the following:
          (1) the Licensee provides a ninety (90) day prior written notice to Southland indicating that it wishes to terminate the Agreement pursuant to the terms of this Section VIII C. and the date of termination being ninety (90) days from the date of the notice.
          (2) Licensee, on or before the effective date of the termination, pays to Southland the “Termination Fee,” computed as follows:
               (a) The Termination Fee shall he computed as set out on Exhibit J, attached hereto and made a part hereof; further provided that notwithstanding anything herein to the contrary, the Termination Fee will not be less than $[***]. The Termination Fee shall be prorated to the day of the month listed on Exhibit J which corresponds with the Effective Date of the termination.
               (b) Notwithstanding the provisions herein, all of the other terms contained in this agreement dealing with obligations and rights of the parties upon termination shall be in full force and effect upon a termination pursuant to this subsection.

[***]	Text omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

SECTION IX. OBLIGATIONS OF LICENSEE UPON TERMINATION
     A. Upon the termination of this Agreement for any reason permitted by this Agreement, Licensee will cause its Sublicensees to permanently discontinue the use of the Trademarks, the Trade Secrets and the 7-Eleven System, as well as any identification connected with the 7-Eleven System, within sixty (60) days of the termination, and thereafter will make no use of any name, mark or other trade indicia likely to cause confusion with or dilute the distinctive quality of any of the Trademarks, or of any work substantially similar to any work subject to a copyright owned or licensed by Southland.
     B. Upon the termination of this Agreement for any reason, Licensee will return to Southland, or destroy pursuant to Southland’s instructions, all Trade Secrets, including printed manuals and forms and other materials provided by Southland to Licensee hereunder and all copies of such material, or any adaptations thereof within thirty (30) days of the termination. Unless such termination is due solely to a material breach of this Agreement by Southland, Licensee shall bear all reasonable costs incurred in compliance with this subsection IX B.
     C. The representations and warranties made herein, including but not limited to, the noncompete provisions of subsection 9 of paragraph A and paragraph I of Section VI, if applicable, shall survive the termination of this Agreement for the period of the applicable statute of limitations.
SECTION X. PROTECTION OF TRADEMARKS, TRADE SECRETS, THE 7-ELEVEN SYSTEM AND LIQUIDATED DAMAGES.
     If at any time Licensee defaults in compliance with the quota requirements specified in Exhibit H, fails to protect the Trademarks, Trade Secrets, the 7-Eleven Image or System or if it becomes necessary for Southland to institute a suit to enforce any of the provisions of Agreement, it is hereby agreed by and between Licensee and Southland that the amount of damages which Southland would incur would be difficult, if not impossible, to accurately ascertain and that a reasonable amount of liquidated damages, which amount shall not be construed to be a penalty, shall be calculated as follows:
     A. In the event that Licensee fails to comply with the Quota, then it is agreed that Licensee shall pay Southland an amount equal to [***] percent ([***]%) times the total, for the immediately preceding month, of the Monthly Gross Sales for all Convenience Stores operated or sublicensed by Licensee in the Licensed Territory pursuant to this Agreement, divided by the number of Convenience Stores licensed or sublicensed by Licensee in the Licensed Territory pursuant to this Agreement in operation during the entire month, multiplied by the number of Convenience Stores which Licensee is in default, far each month during which Licensee fails to comply with the Quota. Such amounts shall be paid at the same time and added to the amount paid as a continuing royalty and service fee pursuant to this Agreement.
     B. The parties agree that in the event the number of Convenience Stores operating hereunder falls below the Quota, and an Agreement regarding a reduced Quota cannot be agreed

[***]	Text omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

upon, then either party may require mediation and/or arbitration to determine what the Quota should be.
     C. Should Licensee default in the performance of its obligations and duties under Section VI, paragraphs B and E, with respect to sustaining the good will and prestige of the Trademarks, and fails to cure the act or omission causing such default after reasonable notice and opportunity to cure, then Licensee shall pay to Southland an amount equal to [***] percent ([***]%) times the Monthly Gross Sales, including any continuing royalty or service fee provided herein, for each of the Convenience Stores operated or sublicensed by Licensee in the Licensed Territory, which is in default, for each month during which Licensee is in default or suit is pending with respect to such default, or for each month during which the act or omission causing the default was in existence, whichever is shorter.
     D. Any amounts paid pursuant to the provisions of this section shall be deemed to be payments of royalty.
     E. In the event the Licensee does not have at least one (1) Store operating for a full twelve (12) calendar months in any Metropolitan Statistical Area (“MSA”) as defined by the U.S. Government, within the Licensed Territory, then Southland shall have the right to declare the MSA’s as no longer being a part of the Licensed Territory, immediately upon written notice to Licensee. At that time, Southland will be free to re-license or operate in, or do anything else it desires with that MSA. The city of “Big Spring, Texas,” shall, for purposes of this Agreement, be considered to be a part of the “Midland-Odessa” MSA.
SECTION XI. RELATIONSHIP OF PARTIES.
     Licensee is an independent contractor, and neither Licensee nor its employees or Sublicensees are or are to be construed to be either legal or implied agents, servants or employees of Southland and have no authority whatsoever to act for or on behalf of Southland. No acts or assistance given by Southland pursuant to this Agreement will be construed to alter this relationship. It is the intention of the parties that Licensee will exercise control over the manner and means of the operation of its business pursuant to this Agreement. Licensee will have no right or authority and will not attempt to negotiate, enter, permit or cause its employees or Sublicensees to negotiate or attempt to or enter into contracts or commitments of any nature in the name of or on behalf of Southland that provide for successor liability or that purport to bind Southland in any respect whatsoever.

[***]	Text omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

SECTION XII. NOTICES.
     A. Any notice, request, demand or statement herein required or desired to be given by either party to the other, shall be in writing in an envelope addressed:

if to LICENSEE:	SOUTHWEST CONVENIENCE STORES, INC.
Attn: Donald E. Wood, President
415 N. Grant Avenue (79761)
P.O. Box 711
Odessa, TX 79760

with a copy to:
TODD, BARRON & THOMASON, P.C.
Attn: Jimmie B. Todd
3800 E. 42nd Street, Suite 409
Odessa, TX 79762

if to SOUTHLAND:	THE SOUTHLAND CORPORATION
Attn: Southland Licensing Group
2711 North Haskell Avenue
Dallas, Texas 75204
Facsimile No. 214/841-6590

with a copy:	Attn: Legal Department
Facsimile No. 214/841-6574
and shall be deemed given or delivered:
          (1) upon personal delivery at the above addresses to a corporate officer of Licensee or Southland; or
          (2) if dispatched via telegraph, cable or facsimile to the above addresses or numbers, ninety-six (96) hours after submission to telegraph or cable company or after transmitted; or
          (3) seven (7) days after posting in United States mail to the above addresses, if deposited in the post office first class air mail postage prepaid, registered or certified, return receipt requested.
Either party may from time to time designate by notice to the other party another address in lieu of the address stated herein.
     B. In the event of a postal strike in the United States, notices shall only be effective when given pursuant to paragraphs (1) through (3) of subsection A of this Section XII until regularly scheduled postal delivery has resumed.

SECTION XIII. RIGHT OF FIRST REFUSAL.
     A. If, at any time after the Effective Date Licensee receives a bona fide offer for the purchase of all or any part of Licensee’s business (or ownership) under this Agreement which Licensee decides to accept, Licensee agrees that Southland, or its nominee or designee, will have and is hereby granted an option to purchase said business upon the same terms and conditions as such bona fide offer. Immediately after receipt of such offer, Licensee will give Southland notice of all of the terms and provisions thereof. Southland or its nominee or designee will have thirty (30) days after receipt of all necessary documents within which to review the offer and to notify Licensee of its election. The failure of Southland or its nominee or designee to exercise the option provided in this Section XIII will not affect Southland’s right to approve any assignment of this Agreement to such purchaser or a later purchaser. Licensee’s right to unilaterally terminate this Agreement will not apply in the event Licensee has received a bona fide offer to purchase all or a portion of Licensee’s assets or business and until Southland has had the right to exercise or decline this right.
     B. Should Southland, its nominee or designee decline to exercise the right of first refusal and should Southland approve such purchaser, conditions precedent to such purchaser’s assignment are that:
          (1) such purchaser executes a release in favor of Southland (in a form acceptable to Southland) of any and all claims against Southland for any amount paid by such purchaser to Licensee or by Licensee to Southland prior to, or relating to the periods prior to, the purchase of Licensee’s business (or portion thereof) by such purchaser and for all representations or statements made by Licensee or its agents;
          (2) such purchaser executes (in form acceptable to Southland) an assumption of the applicable portions of this Agreement or, at Southland’s option, a new area license agreement, and a release of Southland with respect thereto;
          (3) Licensee executes (in form acceptable to Southland):
               (a) an assignment to such purchaser of the applicable portions of this Agreement or, as appropriate, a termination and release of this Agreement; and
               (b) an indemnity for claims by such purchaser against Southland released as provided in Paragraph (1) of this subsection B of this Section XIII;
          (4) Licensee pays in full any amount then due from Licensee to Southland;
          (5) such purchaser agrees to submit personnel to training by Southland and pay a reasonable fee reimbursing Southland in an amount determined by Southland; and
          (6) such purchaser agrees to pay Southland’s legal expenses and costs associated with effecting the assignment.

     C. Licensee’s right of first refusal and first option.
          (1) If, at any time after the Effective Date, but before any Effective Termination of this Agreement, Southland receives a bona fide offer to license any one or more or all of the counties listed on Exhibit A-1 as “Optional Licensed Territory,” Southland agrees that Licensee shall have the first right of refusal to license those counties, within the Optional Licensed Territory, which are subject to the offer and upon the same terms and conditions as such bona fide offer. Immediately after the receipt of such offer, Southland will give Licensee notice of all the terms and provisions thereof. Licensee will have thirty (30) days after receipt of all necessary documents within which to review the offer and to notify Southland of its election to exercise or not its right of first refusal to license. In the event Licensee declines to license such counties, they may be licensed to others, but Licensee’s failure to exercise this right shall not preclude Licensee from utilizing this right on counties still available in the Optional Licensed Territory.
          (2) In the event Southland determines that it will begin operations in any of the counties listed on Exhibit A-1, “Optional Licensed Territory,” Southland will first provide Licensee the right to license such counties on whatever terms Southland reasonably deems appropriate for such counties (including, but not limited to, License Fees, Royalty, Quota and other appropriate provisions) and upon the execution of an amendment to this License Agreement evidencing all of those terms and satisfactory to both.
          Southland will provide Licensee with the necessary information and Licensee shall have thirty (30) days from the date of receipt of that information to notify Southland of its election to accept or reject the offered terms.
          (3) In the event Licensee elects to exercise the right of first refusal, Licensee shall execute an amendment to this Agreement, satisfactory to both parties, covering such counties in the Optional Licensed Territory as are required under this right.
          (4) Neither the failure to exercise nor the partial exercise of this right of first refusal or the right of first option to license shall be deemed a waiver or foreclosure of a subsequent full or partial (depending upon circumstances) exercise of those rights.
SECTION XIV. LICENSEE’S OBLIGATION AS SUBLICENSOR.
     A. In connection with any Convenience Stores to be operated by individual store franchisees of Licensee, Licensee hereby covenants and agrees that Licensee shall not sell franchises pursuant to this Agreement except in compliance with the applicable franchise laws, including registration prior to selling or negotiating the sale of franchises in any state where so required.

     B. Licensee shall comply with all applicable state and federal laws in connection with any offer to sell, solicitation of any offer to purchase, sale, or transfer a franchise, or in connection with the operation or termination of franchises. Upon Licensee’s request, Southland will provide Licensee copies of Southland’s franchise offering circulars and provide such other reasonable information necessary to enable Licensee to comply with applicable franchise laws regarding presale disclosure.
     C. Concurrent with (i) the filing of any Uniform Franchise Offering Circulars or other franchising materials with any governmental agency in any states within the Licensed Territory or in any way connected with 7-Eleven Stores in the Licensed Territory, or (ii) the use of any such materials in any states within the Licensed Territory or in any way connected with 7-Eleven Stores in the Licensed Territory, Licensee shall provide copies to Southland of any and all Uniform Franchise Offering Circulars, annual reports, and any other documentation prepared or used by Licensee in order to comply with any state or federal law, rule, or regulation with regard to any offer to sell, solicitation of any offer to purchase, sale, or transfer of a franchise, or in connection with the operation of franchises, including all materials submitted to any state agency for filing or registration purposes.
     D. Nothing herein shall be construed as allowing Licensee to sublicense any geographic territory (except for single store licenses or franchises contemplated above) within the Licensed Territory.
SECTION XV. ARBITRATION AND MEDIATION.
     A. Unless prohibited by applicable law, any controversy or claim arising out of or relating to this Agreement, or a breach hereof, except for a claim of termination by either party, will be settled by arbitration to be held in Dallas, Texas or such other location as may be agreed upon by the parties. Any such arbitration shall be conducted in accordance with the Arbitration Rules of the American Arbitration Association (the “Association”), and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
     B. A demand for arbitration:
          (1) if based in whole or in part on wrongful termination, shall be filed with the Association within thirty (30) days after a notice of termination is received (as determined in Section XII, above);
          (2) if based on any other ground, may be filed with the Association and served on the other party at any time during the term of this Agreement, or within the period provided by the applicable statute of limitations; and
          (3) shall contain a statement setting forth the nature of the dispute, the amount involved, if any, and the remedy sought.

     C. Arbitration will not proceed until any protest of arbitrability is resolved by an appropriate court, if necessary. The arbitrator will have authority to assess damages sustained by reason of any breach or wrongful termination of this Agreement. The parties will share equally all expenses of the arbitrator and the Association, and each party will bear its own expenses incident to the arbitration.
     D. The arbitrator will not extend, modify or suspend any of the terms of this Agreement or the reasonable standards of business performance set by Southland in good faith. The decision of the arbitrator within the scope of this submission (as provided in this Section XV) shall be final and binding on all parties and any right to judicial action on any matter subject to arbitration hereunder is hereby waived, except suit to enforce the arbitration award.
     E. If the rules of the Association differ from this Section XV, the provisions herein shall control.
     F. Notwithstanding the above, the parties hereto agree to voluntarily submit disagreement issues to mediation under a professional mediation organization, before resulting to arbitration.
SECTION XVI. GENERAL CONDITIONS.
     A. This Agreement is the complete and only agreement between the parties, and all negotiations, representations and prior written or oral understandings are merged herein. This Agreement will not be modified or changed except in writing executed by both parties hereto.
     B. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.
     C. The captions herein are for the convenience of the parties and will not be considered in any question of interpretation or construction of this Agreement.
     D. Either party hereto will have the right to require specific performance of the other party.
     E. Southland has not and does not warrant or represent that any printed manuals or forms or other materials which it has furnished or will furnish Licensee hereunder are valid or enforceable in the Licensed Territory as written and expressly disclaims any warranties or representations regarding the value or results to be obtained from use by Licensee or its Sublicensees of any material or information furnished by Southland hereunder, which shall be the sole responsibility of Licensee, and further, Southland disclaims any warranties of merchantability or fitness for any particular purpose, whether or not intended.
     F. The failure of either party to enforce at any time or for any period of time any provision of this Agreement will not be construed to be a waiver of such provision or of the right of such party thereafter to enforce each such provision.

     G. In all references herein to any parties, persons, entities or corporations, the use of any particular gender or the plural or singular number, is intended to include the appropriate gender or number as the text of this Agreement may require.
     H. It is understood and agreed that where any approval or consent is herein required, same shall not be unreasonably withheld.
     I. Notwithstanding anything herein to the contrary, and except for the purposes of Royalty payments due, Southland and/or Licensee shall not be responsible in damages to the other for any failure or delay in performance hereunder due to (1) any governmental act or regulation; (2) war, civil commotion, earthquake, fire, flood or other disaster or similar event or (3) any other event beyond such party’s control; provided, however, such party shall take all steps reasonably possible to mitigate damages caused by such failure or delay. Notwithstanding the foregoing, if such failure or delay shall continue for more than one hundred and eighty (180) days, the party against whom such failure or delay affects most detrimentally shall have the right at any time thereafter during the continuance of such failure or delay to terminate this Agreement under subsection A of Section VIII hereof by giving thirty (30) days prior notice thereof to Licensee.
     J. Neither Southland nor Licensee shall issue or cause to be issued any press release, publicity or other public statement concerning this Agreement without the prior written consent of the other party.
     K. If any provision of this Agreement, except payments from Licensee to Southland, is held by a court of competent jurisdiction to be invalid, the remainder hereof will not be affected thereby.
     L. All payments due Southland hereunder shall be made in United States dollars in the United States or such other place as Southland may designate in writing.
     M. This Agreement shall be construed under the laws of Texas, United States of America. For purposes of any controversy or claim arising out of or relating to this Agreement or to enforce any term, representation, warranty, covenant or condition herein contained, Licensee and Southland hereby submit to the jurisdiction in Dallas County, Texas, United States of America.
     N. This Agreement shall be executed in duplicate, which together will constitute a single original.
     O. All confidential and trade secret information of Southland which Licensee obtains hereunder will be used exclusively by Licensee, its representatives and employees solely for the purpose set forth herein. Such information shall not be disclosed to any party not specifically authorized hereunder to receive same, in any manner whatsoever, in whole or in part, without the prior written consent of Southland and shall not be reproduced, distributed or revealed in whole or in part to any person other than to Licensee’s representatives and employees each of whom have been informed of the confidential and proprietary nature of such information.

     IN WITNESS WHEREOF, Southland and License have executed this Agreement this 2nd day of June 1993.

THE SOUTHLAND CORPORATION
ATTEST:

By	/s/ Edward Herman	By	/s/ Adrian O. Evans
	Edward Herman Assistant Secretary		Adrian O. Evans Vice President

LICENSEE SOUTHWEST CONVENIENCE STORES, INC.
ATTEST:

By	/s/ Jack Wood	By	/s/ Donald E. Wood
	Jack Wood		Donald E. Wood

	Secretary		President

EXHIBIT A
LICENSED TERRITORY
The License to be granted covers the following counties in the States of Texas and New Mexico:

TEXAS	NEW MEXICO
Andrews	Bernalillo
Bailey	Catron
Borden	Chaves (1)
Brewster	Cibola
Cochran	Curry
Crane	De Baca
Crockett	Dona Ana
Crosby	Eddy
Culberson	Grant
Dawson	Guadalupe
Ector	Hidalgo
El Paso	Lea
Floyd	Lincoln
Gaines	Los Alamos (2)
Garza	Luna
Glasscock	McKinley
Hale	Otero
Hockley	Quay
Howard	Roosevelt
Hudspeth	San Miguel
Jeff Davis	Sandoval
Lamb	Santa Fe (2)
Loving	Sierra
Lubbock	Socorro
Lynn	Taos
Martin	Torrance
Midland	Union
Mitchell	Valencia
Pecos
Presidio
Reagan
Reeves
Scurry
Sterling
Terrell
Terry
Upton
Ward
Winkler
Yoakum

1.	Not part of the Licensed Territory until a 5-year, 5-mile noncompete is completed, which will end at December 31, 1994.
2.	Not part of the Licensed Territory until a 5-year noncomplete is completed, which will end at December 31, 1993.
A.

Southland	/s/ Adrian O. Evans

Licensee	/s/ Donald E. Wood

Date	June 2, 1993

EXHIBIT A-1
OPTIONAL LICENSED TERRITORY
The following counties in the state of Texas shall be subject to the right of first refusal and right of option to license to the extent, and as set out in subsection C of Section XIII of this agreement.

Callahan
Carson
Coke
Dallam
Gray
Irion
Jones
Nolan
Oldham
Potter
Randall
Schleicher
Shackelford
Sutton
Taylor
Tom Green
Wheeler

EXHIBIT B
LIST OF CONVENIENCE STORES AND TRUCK STOPS
OWNED/LEASED BY ENTITY RELATED TO LICENSEE

1.	Merit Store	721 W. County Road	Odessa, TX 79763

2.	Merit Store	1800 N. Big Spring	Midland, TX 79763

3.	Merit Store	4525 E. University	Odessa, TX 79762

4.	Merit Store	8468 W. University	Odessa, TX 79764

5.	Merit Store	317 N. Dixie	Odessa, TX 79761

6.	Merit Store	3700 Andrews Hwy.	Odessa, TX 79762

7.	Merit Store	1000 N. Golder	Odessa, TX 79761

8.	Truck Stop	Rt. 1 Box 583	Longview, TX 75602
I-20 & Exit 599

9.	Truck Stop	P.O. Box 10	Las Cruces, NM 88004
I-20 & Exit 155

10.	Truck Stop	2400 W. Loop 250	Midland, TX 79701

Southland	/s/ Adrian O. Evans

Licensee	/s/ Donald E. Wood

Date June 2, 1993

EXHIBIT C
CONVENIENCE STORES INITIALLY COVERED BY AGREEMENT
[***]

[***]	Text of entire exhibit omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

EXHIBIT D
TRAINING AND TECHNICAL ASSISTANCE
PROVIDED OR TO BE PROVIDED TO LICENSEE BY SOUTHLAND
A.	STORE OPERATION TRAINING
     Either at Southland’s Facilities or in Licensed Territory
(1)	Training in Southland’s “7-Eleven Store Operation Training Program.”
(2)	Training in Southland’s “7-Eleven Training Store Operations.”
(3)	The assistance of Southland’s personnel for the purpose of assisting the Licensee in establishing a training store.
B.	REAL ESTATE
     Either at Southland’s Facilities or in Licensed Territory
(1)	Training covering Southland’s convenience store real estate policies and procedures, including location analysis and selection, the provisions of real estate forms provided by Southland and establishment of a location number system for Licensee.
(2)	The assistance of Southland’s real estate personnel to participate in the selection of Licensee’s certain number of convenience stores.
C.	CONSTRUCTION AND EQUIPMENT
     Either at Southland’s Facilities or in Licensed Territory
(1)	Training covering Southland’s architecture, construction and equipment programs.
(2)	The continuing evaluation of convenience store plans and modifications submitted to Southland’s general offices by Licensee.
(3)	The assistance of Southland’s construction personnel after Licensee has selected the first convenience store location to consult with Licensee’s architect’s and/or engineers regarding plans and specifications for the construction and equipment.

D.	BOOKKEEPING
     Either at Southland’s Facilities or in Licensed Territory
(1)	Training covering Southland’s convenience store bookkeeping system, including general accounting, data processing and store accounting of certain of Licensee’s personnel.

(2)	Continuing evaluation of Licensee’s financial statements and reports concerning operations under the Agreement which are submitted to Southland pursuant to the Agreement.

(3)	Training regarding Southland’s convenience store bookkeeping program of certain of Licensee’s personnel.

(4)	The assistance of Southland’s convenience store accounting personnel at the time of the beginning of the License Agreement to participate in establishing a bookkeeping program for Licensee for a period of approximately one month.
E.	MERCHANDISING
     Either at Southland’s Facilities or in Licensed Territory
(1)	Training — covering Southland’s convenience store merchandising policies, philosophy and procedure.

(2)	Continuing evaluation, if requested, of Licensee’s merchandising programs submitted to Southland’s general office by the Licensee.

(3)	The assistance of Southland’s merchandising personnel to participate in the analysis of various marketing and competition factors in the marketplace.

(4)	The assistance of Southland’s merchandising personnel to participate in the initial setup and analyze product movement and layout.

(5)	The assistance of Southland’s merchandising personnel to participate in an analysis of Licensee’s merchandising programs.
F.	ADVERTISING, SALES PROMOTION AND PUBLIC RELATIONS
     Either at Southland’s Facilities or in Licensed Territory
(1)	Training covering Southland’s convenience store advertising, sales promotion and public relations philosophies and programs.

(2)	Continuing evaluation, if requested, of Licensee’s advertising, sales promotion and public relations philosophies and programs submitted to

Southland’s general office by Licensee.

(3)	The assistance of Southland’s personnel to counsel with Licensee regarding the development of advertising, sales promotion and public relations programs and strategy.
G.	Licensee and Southland, except as otherwise provided herein, will each bear the expense of their respective personnel including all expenses for travel, accommodations and meals.

Southland	/s/ Adrian O. Evans

Licensee	/s/ Donald E. Wood

Date	June 2, 1993

EXHIBIT E
PRINTED FORMS AND MANUALS RELATING TO
SOUTHLAND’S CONVENIENCE STORE OPERATION
IN THE UNITED STATES
TO BE DELIVERED BY SOUTHLAND TO LICENSEE TERRITORY DURING THE TRAINING PERIOD.
A.	REAL ESTATE
(1)	Two copies of the “Real Estate Policy and Procedure Manual,” including typical real estate forms.
(2)	One copy of the “Market Development Plan.”
B.	EQUIPMENT
(1)	Two copies of the “Equipment Specifications List.”
C.	CONSTRUCTION
(1)	Two copies each of representative standard “7-Eleven Store” plans and specifications.
(2)	Two copies of the “7-Eleven Construction Handbook.”
D.	BOOKKEEPING
(1)	One copy each of current typical accounting forms.
(2)	Two copies of the “7-Eleven Office Manager’s Accounting Manual.”
E.	FRANCHISING (delivered upon request)
(1)	Two copies each of typical 7-Eleven Franchise UFOC with Franchise Agreement.
(2)	Two copies of 7-Eleven Franchise Systems Manual.

(3)	Two copies of Field Representative Field Book.
(4)	Two copies of printed materials used by Southland in the introduction and presentation to a prospective franchisee of the 7-Eleven “Store Agreement.”
F.	STORE OPERATIONS

(1)	One copy of the “New Employee Training Program” (NETP).
(2)	Two copies of the Supervisor Field guides.
(3)	One NETP video.
(4)	One set of Store Manager Training Program (SMTP) material.
(5)	One set of leader guides for both NETP and SMTP.
G.	MERCHANDISING
(1)	One copy of the Individual Store Development Process (“ISDP”).
(2)	One copy of the Accelerated Inventory Management (“AIM”) program.
H.	CHALLENGE OF EXCELLENCE
(1)	Two copies of Challenge of Excellence Program Guide Book.

Southland	/s/ Adrian O. Evans

Licensee	/s/ Donald E. Wood

Date	June 2, 1993

EXHIBIT F
PRE-AUTHORIZED TRANSFEREES OF LICENSEE’S STOCK
1.	Clay Wood
2.	Jack Wood
3.	Donald E. Wood
4.	Southwest Energy Distributors, Inc.

Southland	/s/ Adrian O. Evans

Licensee	/s/ Donald E. Wood

Date	June 2, 1993

EXHIBIT G
AUTHORIZED SHARES AND RECORD AND BENEFICIAL OWNERSHIP

No. of Shares Authorized	Class of Stock	Par
200,000	Common	$1.00/Share

Ownership
Record/Beneficial Owner	No. of Shares	Class of Stock
Jack Wood	100,000	Common
Don Wood	100,000	Common

Southland	/s/ Adrian O. Evans

Licensee	/s/ Donald E. Wood

Date	June 2, 1993

EXHIBIT H
STORE QUOTA SCHEDULE

Year	New Stores	Total Stores
1. Effective Date through December 31, 1997	___	[***]
At least [***] stores or the total of [***] plus such merit Stores and Truck Stops as are converted to 7-Eleven shall remain open and operating at all times. In the event that more than [***] total stores are opened and operating under this Agreement, 90% of all stores opened, or [***] stores, whichever is greater, shall remain open and operating at all times during the term of this Agreement. At such time as the parties agree on a new Quota or one is determined, that new Quota shall replace this.

Southland	/s/ Adrian O. Evans

Licensee	/s/ Donald E. Wood

Date	June 2, 1993

[***]	Text omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

EXHIBIT I
ADDITIONAL TRADE OR SERVICE MARKS
The following are additional Trade or Service Marks exclusively licensed to Licensee in the Licensed Territory which grant does not preclude Southland from advertising the 7-Eleven Mark, the Trademarks and those marks in the Licensed Territory.
Big Gulp®
Slurpee®
Big Bite®

Southland	/s/ Adrian O. Evans

Licensee	/s/ Donald E. Wood

Date	June 2, 1993

EXHIBIT J
[EXHIBIT J HAS BEEN AMENDED AND SUPERSEDED BY EXHIBIT J-1
TO AMENDMENT TO AREA LICENSE AGREEMENT AND CONSENT
TO ASSIGNMENT]